Exhibit 99.2

December 15, 2008

Dear Shareholders,

It is with a great deal of pride that I announce to you that MVB Financial Corp. has declared its first cash dividend. The dividend rate is $.10 per share to shareholders of record November 28, 2008, payable December 15, 2008. For those of you who are original shareholders, you have seen your investment grow; now you will also receive a cash dividend as well. We appreciate your loyal support through our first ten years, and look forward to many more.

Our records indicate that you have not exchanged your shares of The Monongahela Valley Bank, Inc. (“Bank”) for those of MVB Financial Corp. (“MVB”). Upon the exchange of your Bank shares for those of MVB, we will forward the check to you for your MVB dividend.

Should you be unable to locate your Bank stock certificates, please contact Lisa Wanstreet (304) 367-8697 or me directly at (304) 367-8688. We can provide you with information which may be helpful in locating them, such as the number of shares and issue date. If you still cannot locate your stock certificates, it is likely an indemnity bond will need to be issued to replace the certificate with another one. While we do not issue the indemnity bonds, we can assist you in this process.

As you have seen from our third quarter report, MVB has received a 5 star rating from Bauer Financial, Inc. They are an independent rating service; it is their highest rating. We are proud to be the recipient of this rating.

An issue that I wish to discuss is the capital investment available from the US Treasury (“Treasury”) under the Economic Stabilization Act of 2008. There is a misunderstanding of the Treasury Program. The Program makes capital available only to the highest rated banks; it is not available to those of lower ratings. In these uncertain economic times, banks cannot have too much capital. The Treasury Program provides banks with the opportunity to increase capital levels. MVB has applied to participate in the Program. When approved, we must then make a final decision about participating. As the rules currently stand, I would expect MVB to participate. A number of strong West Virginia banks are considering participating in the program also. Participation will allow us to increase our legal limit and increase our earnings. Approval for participation in the program is a sign of strength.

I wish to express my best wishes for a happy, healthy holiday season to each of you.

Best regards,

/s/ Dick Martin